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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2003

FOREST OIL CORPORATION
(Exact name of registrant as specified in charter)

New York	1-13515	25-0484900
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1600 Broadway, Suite 2200, Denver, Colorado 80202
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: 303.812.1400

Item 2. Acquisition or Disposition of Assets.

        On October 31, 2003, Forest Oil Corporation (Forest) completed its acquisition of certain oil and gas properties in South Louisiana and offshore Gulf of Mexico from Union Oil Company of California (Unocal). The estimated proved reserves acquired on October 31, 2003 were approximately 138 billion cubic feet equivalent (BCFE). Forest expects that the acquisition of these properties from Unocal will add about 4 BCFE to Forest's 2003 production, or an average of approximately 66 million cubic feet equivalent (MMCFE) per day for the months of November and December, 2003.

        The acquisition was consummated in accordance with the terms of a Purchase and Sale Agreement (Purchase and Sale Agreement), dated September 20, 2003, by and between Unocal, Pure Resources, L.P., Pure Partners, L.P. and PRS Offshore, L.P., as sellers, and Forest. On October 31, 2003, the adjusted purchase price for the properties acquired at closing was $211 million. The purchase price was determined through negotiations between Forest and Unocal and was originally estimated at $260 million, but was reduced as a result of closing adjustments and the exercise of preferential purchase rights by third parties to purchase interests in certain of the properties. Pursuant to the terms of the Purchase and Sale Agreement, Forest may purchase additional properties from Unocal. To date, Forest has paid Unocal approximately $4.5 million to purchase additional properties. Forest expects that the aggregate purchase price for all such additional properties to fall within the range of $5 million to $10 million.

        From time to time, in the ordinary course of business, Forest and Unocal have engaged in joint ventures and in other purchase and sale transactions involving oil and gas properties, primarily properties located onshore and offshore in the Gulf Coast region of the United States and in the Cook Inlet of Alaska. In addition, Forest and Unocal are shareholders in a pipeline company located in the Cook Inlet of Alaska; this pipeline is operated by an affiliate of Unocal.

        Forest funded the recent acquisition with the proceeds of a public offering of its equity securities, borrowings under a credit facility among Forest and several lenders, including Bank of America, N.A., as U.S. Syndication Agent, Citibank, N.A., as U.S. Documentation Agent, and JPMorgan Chase Bank, successor to The Chase Manhattan Bank, as Global Administrative Agent, and internally generated cash.

        The Purchase and Sale Agreement was previously filed with the Securities and Exchange Commission on November 13, 2003, as an exhibit to Forest's quarterly report on Form 10-Q for the quarter ended September 30, 2003.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)
Financial Statements of Businesses Acquired.

        Financial statements of the properties acquired from Unocal have not been included herein but will be filed by an amendment to this Current Report on Form 8-K not later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

(b)
Pro Forma Financial Information.

        The pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K not later than 60 days after the date that this Current Report on Form 8-K is required to be filed.

(c)
Exhibits.

        The following exhibits are filed with this Current Report on Form 8-K:

Exhibit	Description
10.1	Purchase and Sale Agreement, dated September 20, 2003, by and between Unocal, Pure Resources, L.P., Pure Partners, L.P., and PRS Offshore, L.P., and Forest (incorporated herein by reference to Exhibit 10.1 to Form 10-Q for Forest for the quarter ended September 30, 2003 (File No. 001-13515)).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)
Dated: November 13, 2003	By:	/s/ NEWTON W. WILSON III Newton W. Wilson III Senior Vice President, General Counsel and Secretary

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES